COMPLIANCE POLICIES

A. Code of Ethics

Boston Partners has built a reputation for integrity and professionalism among its clients. We value the confidence and trust those clients have placed in us and strive to protect that trust. This Code of Ethics (the “Code”) is our commitment to protecting our clients’ trust by establishing formal standards for general personal and professional conduct. Furthermore, this Code does not attempt to identify all potential conflicts of interest or conduct abuses, and violations regarding the spirit of the Code may be subject to disciplinary action. Questions regarding the interpretation of the Code or its application to particular conduct should be addressed with Legal or the CD.

A. APPLICABILITY AND DEFINITIONS

This Code and all sections, unless specifically noted otherwise, apply to all Supervised Persons.

“Supervised Persons” for purposes of this Code means:

1.	Directors, and officers of Boston Partners (or other persons occupying a similar status or performing similar functions);

2.	Employees of Boston Partners and registered representatives of Boston Partners Securities LLC (collectively “Employees”);

3.	Any other person who provides investment advisory advice on behalf of Boston Partners and is subject to Boston Partners’ supervision and control; and

4.	Certain other persons designated by the CD, such as temporary/contract workers who support our businesses.

“Access Person” for purposes of this Code means any Supervised Person:

1.	Who has access to non-public information regarding any client’s purchases or sales of securities, or

2.	Who has non-public information regarding the portfolio holdings of any mutual fund, managed account, or private investment fund managed by Boston Partners (“client accounts”); or

3.	Who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic; or

4.

Who is a director or officer of Boston Partners. Excepted from this requirement are Directors of Boston Partners who are not involved in the day-to-day business activities of the firm or do not have access to confidential information regarding client securities holdings, transactions, or recommendations. Also exempted from this requirement are Boston Partners Funds’ directors who are not employees of Boston Partners nor have access to confidential information regarding client securities holdings, transactions or recommendations; or

5.	Certain other persons designated by the CD, such as temporary/contract workers who support our businesses.

The CD will notify all individuals of their status as either a Supervised Person or an Access Person.

B. STANDARDS OF BUSINESS CONDUCT

The following principles are intended to guide in the applicability of this Code of Ethics:

1.

Boston Partners is a fiduciary and its Supervised Persons have a duty to act for the benefit of Boston Partners’ clients and shall at all times place the financial interests of the client ahead of Boston Partners;

2.	Boston Partners holds all Supervised Persons responsible to high standards of integrity, professionalism, and ethical conduct; and

3.	Boston Partners fosters a spirit of cohesiveness and teamwork while ensuring the fair treatment of all Supervised Persons.

C. COMPLIANCE WITH FEDERAL SECURITIES LAWS

All Supervised Persons must comply with applicable federal securities laws. Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940 (the “Investment Company Act”), the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury. The applicable laws are designed to prevent the following practices, which should not be viewed as all-encompassing and are not intended to be exclusive of others.

Supervised Persons must never:

•	Defraud any client in any manner;

•	Mislead any client, including by making a statement that omits material facts;

•	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any client, including misappropriation of an investment opportunity;

•	Engage in any manipulative practice with respect to any client or security, including price manipulation.

D. CONFLICTS OF INTEREST

As a fiduciary, Boston Partners has an affirmative duty of care, loyalty, honesty to its clients and a duty of utmost good faith to act in the best interests of Boston Partners’ clients. Compliance with this fiduciary responsibility can be accomplished by avoiding conflicts of interest and by fully, adequately, and fairly disclosing all material facts concerning any conflict which arises with respect to any client.

The following specific guidelines should not be viewed as all-encompassing and are not intended to be exclusive of others:

•	No Supervised Person shall take inappropriate advantage of their position with respect to a client, advancing their position for self-gain.

•	No Supervised Person shall use knowledge about pending or currently considered client securities transactions to profit personally as a result of such transactions.

•	All securities transactions affected for the benefit of a client account shall avoid inappropriate favoritism of one client over another client.

•	All securities transactions affected for the benefit of a Supervised Person shall be conducted in such a manner as to avoid abuse of that individual’s position of trust and responsibility.

E. CONFIDENTIALITY

Boston Partners generates, maintains, and possesses information that it views as proprietary, and it must be held strictly confidential by all Supervised Persons. This information includes, but is not limited to:

•	the financial condition and business activity of Boston Partners or any enterprise with which Boston Partners is conducting business.

•	investment management agreements and partnership agreements;

•	client specific information;

•	holdings in client accounts;

•	research analyses and trading strategies;

•	internal communications;

•	legal advice; and

•	computer access codes.

Supervised Persons may not use proprietary information for their own benefit or for the benefit of any party other than the client. Failure to maintain the confidentiality of this information may have serious detrimental consequences for Boston Partners, its clients, and the Supervised Person who breached the confidence.

In order to safeguard Boston Partners’ proprietary information, Supervised Persons are expected to abide by the following:

•	Never share proprietary information with anyone at Boston Partners except on a needs-to-know basis.

•

Never disclose proprietary information to anyone outside of Boston Partners, except in connection with Boston Partners’ business and in a manner consistent with the client’s interests, or unless required in order to make a statement not misleading, or to otherwise comply with the law.

•

Disclosing proprietary information in connection with Boston Partners’ business is permissible in accordance with Boston Partners’ Selective Disclosure and Disclosing Portfolio Holdings Policy, Boston Partners’ Privacy and Disposal Policy, and Boston Partners’ Media Policy.

•

Never remove any proprietary information from Boston Partners’ premises, unless absolutely necessary for business purposes (and, if so, the information must be kept in the possession of the Supervised Person or in a secure place at all times and returned promptly to Boston Partners’ premises);

•

Exercise caution in displaying documents or discussing information in public places such as in elevators, restaurants, or airplanes, or in the presence of outside vendors or others not employed by Boston Partners;

•	Exercise caution when using e-mail, cellular telephones, facsimile machines or messenger services;

•	Never leave documents containing proprietary information in conference rooms, wastebaskets, or desks, or anywhere else where the information could be seen or retrieved;

Boston Partners’ restrictions on the use of proprietary information continue in effect after termination of employment with Boston Partners, unless specific written permission is obtained from the General Counsel. For purposes of clarification, the terms of any separate confidentiality agreement between an Employee and Boston Partners or any of its affiliates shall supersede this general restriction, to the extent applicable.

Federal law protects the ability of “whistleblowers” to report violations of applicable law. Nothing in any agreement between yourself and Boston Partners shall be interpreted or deemed to limit you in any way from communicating with the Securities and Exchange Commission about any actions that you reasonably believe to be a violation of applicable securities laws or with any other regulatory or enforcement agency about any actions that you reasonably believe to be a violation of any other applicable law.

Any questions regarding policies and procedures on the use of proprietary information should be brought to the attention of the CCO.

F. EMPLOYEE PERSONAL SECURITIES MONITORING DEFINITIONS

“Covered Security” shall include any type of equity or debt instrument, including any rights, warrants, derivatives, convertibles, options, puts, calls, straddles, exchange traded funds, shares of closed-end mutual funds, shares of open end mutual funds that are advised or sub advised by Boston Partners, its affiliates or, in general, any interest or investment commonly known as a security.

“Non-Covered Security” shall include shares of open-ended mutual funds that are not advised or sub-advised by Boston Partners or its affiliates, direct obligations of the US government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, which have a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization (“NRSRO”).

“Investment Personnel” shall include portfolio managers, research analysts, traders and any other person who provides information or advice to portfolio managers, or who helps execute or implement the portfolio manager’s decisions as designated by the CD.

“Beneficial Interest” shall include any Covered Security in which a Supervised Person has an opportunity directly or indirectly to provide or share in any profit derived from a transaction in a Covered Security, including:

•	accounts personally held by the Supervised Person;

•	accounts held by the Supervised Person’s immediate family members related by blood or marriage sharing the same household;

•	any person or organization (such as an investment club) with whom a Supervised Person has an opportunity to directly or indirectly share in any profit from a transaction in a Covered Security; or

•	any trusts of which a Supervised Person is trustee.

“Designated Broker/Dealer” is one who has contracted with Boston Partners to make available Supervised Persons’ investment accounts, statements and confirmations via electronic download. A list of designated broker/dealers is available upon request from the CD.

“Outside Account” shall include any Supervised Person’s Covered Securities account not held at a Designated Broker/Dealer.

1. ACCESS TO SUPERVISED PERSONS’ ACCOUNTS, CONFIRMATIONS AND STATEMENTS

Supervised Persons are required to maintain all discretionary or non-discretionary securities or commodities accounts with a Designated Broker/Dealer, unless prior written permission to maintain an Outside Account has been granted by the CD. This includes any account over which the Supervised Person has the power to exercise investment control, including but not limited to accounts in which the Supervised Person has a direct or indirect Beneficial Interest. If an Outside Account is approved, the Supervised Person must instruct their broker to send duplicate statements and confirmations to the CD.

All Supervised Persons whose accounts are custodied outside of Boston Partners’ Designated Broker/Dealer(s) must instruct their broker to submit copies of confirmations and/or account statements to:

ComplySci – Data Entry

Re: Boston Partners

1060 Broadway, Suite 200

Albany, NY 12204

The CD will supervise the review of all confirmations and/or account statements to ensure the required pre-approvals were obtained and to verify the accuracy of the information submitted in the quarterly reports.

2. INVESTMENT ACTIVITIES

•	Supervised Persons may not offer investment advice or manage any person’s portfolio in which he/she does not have a beneficial interest without prior written approval.

•	Supervised Persons may not participate in an investment club without prior written approval.

3. PRE-CLEARANCE

Unless otherwise noted, the following provisions apply to all Covered Securities beneficially owned by Supervised Persons:

A. Covered Securities Transactions

Mandatory written/electronic pre-clearance prior to the execution of any transaction involving a Covered Security. The CD may approve transactions. See Section 6 for exemptions.

B. Approvals

Pre-clearance is valid only for the day of approval. If the trade is not executed on the approved date, the pre-clearance process must be repeated prior to execution on the day the transaction is to be effected.

C. Initial Public Offering (IPO) Transactions

Mandatory written/electronic pre-clearance prior to participation in an IPO, except for Government Bonds and Municipal Securities. Approval is determined on a case-by-case basis; documentation supporting the decision rationale will be maintained on all requests.

D. Private Limited Opportunity Investments

Mandatory written/electronic pre-clearance prior to the execution of any private limited opportunity investment in a security. Private limited opportunity investments include, but are not limited to, private investments in hedge funds and Delaware Statutory Trusts, as well as any private business investment in a security, including a family business. Any questions regarding whether or not a particular investment requires written/electronic consent should be addressed with the CD prior to investment. Approval is determined on a case-by-case basis; documentation supporting the decision rationale will be maintained on all requests.

E. Short Sales/Cover Shorts/Options

Mandatory written/electronic pre-clearance prior to execution of any personal transaction involving a short position or option position except for ETFs. Supervised Persons may not sell a security short if it is currently held long in a client account. This prohibition includes writing naked call options or buying naked put options. Approval is determined based on the underlying security and transactions are subject to all blackout policies including the short-term profit prohibition. Short positions on ETFs do not require pre-clearance and are not subject to the blackout periods or a 30 day holding period.

F. Gifts of Securities

Gifts of securities do not need pre-clearance but must be reported on quarterly transaction and annual holdings statements.

4. HOLDING PERIODS

Unless otherwise noted, the following provisions apply to all Covered Securities beneficially owned by Supervised Persons:

A.

Supervised Persons may not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days. “Equivalent” security means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to the subject security or similar securities with a value derived from the value of the subject security.

B.	Multiple purchases/sales of the same or equivalent security will be considered on a First-In-First-Out (“FIFO”) basis.

C.	Closing transactions resulting in a loss may be made after a holding period of one day.

D.	Trading of a security in both directions (buy/sell or sell/buy), (“Day Trading”) is prohibited.

5. BLACK OUT PERIODS

A.	No purchase or sale of any Covered Security for which an open order currently exists.

B.

Investment Personnel are prohibited from purchasing or selling any Covered Security for which they have responsibility for a Client Transaction or should have knowledge that the security may be under active consideration 3 days before a “Client Transaction.” Transactions are allowed on the third day.

C.

Supervised Persons are prohibited from purchasing or selling any Covered Security that is also held in client accounts 3 calendar days after a “Client Transaction.” Employee trades are allowed on the third day.

“Client Transaction” is generally defined as any trade across all or a significant number of portfolios in one strategy whereby the Covered Security: 1) has been newly established, or 2) the percent holding has been increased or decreased, 3) or a new account is being funded and a significant position, as determined by Boston Partners, is being established.

6. EXEMPT TRANSACTIONS

Outlined below are certain exemptions to the Code; however, such exemptions may be withheld by Boston Partners in its sole discretion. Additional exemptions may be permitted on a case-by-case basis to any provision in this Code when the circumstances of the situation strongly support an exemption.

A. Black Out Period Exemptions

Covered Security transactions for which a Supervised Person has requested and received preclearance from the CD will not be deemed to have violated any blackout period in Section 5 based upon subsequent information or events unless the Supervised Person is the Portfolio Manager or other Investment Person directly responsible for recommending, approving/initiating, or executing the client transaction.

B. Pre-Clearance and Black Out Period Exemptions

The following transactions are exempt from the Pre-Clearance provisions as defined in Section 3 and from the Black Out Period provisions as defined in Section 5.

These transactions are NOT exempt from Holding Period provisions as defined in Section 4 or from the Reporting provisions as defined in Section 7.

1. Purchases and Sales of shares of mutual funds advised or sub-advised by Boston Partners or its affiliates.

2. Purchases and sales involving a long* position in a common stock, exchange-traded fund, or a closed end fund when:

i)	the market cap is in excess of $3 billion; AND

ii)	the aggregate share amount executed across all accounts in which the Employee has a Beneficial Interest is 1,000 shares or fewer over a 30-day period.

*	Note, this exemption does not apply to short positions or options.

3. Purchases and sales of Corporate Bonds.

C. Pre-Clearance, Holding, and Black Out Period, Period Exemptions

The following transactions are exempt from all Pre-Clearance provisions defined in Section 3, Holding Period provisions as defined in Section 4, and Black Out Period provisions as defined in Section 5.

These transactions are NOT exempt from the Reporting provisions as defined in Section 7.

1.

Covered Security transactions executed on a fully discretionary basis by a Registered Investment Adviser (other than Boston Partners) on behalf of a Supervised Person and a letter stating such is maintained in the file;

2.

Purchases and sales of Exchange traded funds (“ETFs”) or options on ETFs. (*Exemption applies to 30 days hold for profit, does not apply to prohibition of Day Trading. Day Trading of ETFs or options on ETFs is prohibited);

3.	Purchases or sales effected in any account over which there is no direct or indirect influence or control;

4.

Purchases or sales that are non-volitional such as margin calls, stock splits, stock dividends, bond maturities, automatic dividend reinvestment plans, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

5.	Systematic investment plans provided the CCO, or designee, has been previously notified of the participation in the plan;

6.

Any acquisition of a Covered Security through the exercise of rights issued pro rata to all holders of the class, to the extent such rights were acquired in the issue (and not through the acquisition of transferable rights);

7.

Transactions by an Investment Person acting as a portfolio manager for an investment limited partnership or investment company where Boston Partners is the contractual investment adviser and in which the Investment Person has a Beneficial Interest or for or any account in which Boston Partners has a proprietary interest.

7. REPORTING REQUIREMENTS

A. Quarterly Transaction Reports

All Supervised Persons must submit to the CD a report of every Covered Security transaction, IPO, private limited opportunity investment, and gift of covered securities in which they received/participated or in which they beneficially owned/participated during the calendar quarter no later than 30 days after the end of that quarter.

The report shall include the following:

1.	The name of the security, the date of the transaction, the interest rate and maturity (if applicable), the number of shares, and the principal amount of each Covered Security involved;

2.	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

3.	The price at which the transaction was effected;

4.	The name of the broker, dealer, or bank through which the transaction was effected;

5.

Factors relevant to a potential conflict of interest, including the existence of any substantial economic relationship between the transaction and securities held or to be acquired by an account managed by Boston Partners;

6.	With respect to any account established by an Access Person during the quarter, the name of the broker, dealer, or bank with whom the account was established;

7.	The date the account was established; and

8.	The date the report was submitted.

ACCOUNTS HELD AT DESIGNATED BROKER/DEALERS EXCEPTION

For securities transactions for which the CD has direct access through a Designated Broker/Dealer electronic confirmation, such electronic access is deemed to be sufficient reporting to comply with the above requirement although a quarterly certification of completeness is still required. Each Supervised Person must verify that the CD has this required access prior to taking advantage of this exception.

B. Initial Holdings Report

All Access Persons shall disclose to the CD, no later than 10 days after becoming an Access Person, a listing of Covered Securities in which the Access Person has a Beneficial Interest as of a date no more than 45 days before the report is submitted.

The report shall include the following:

1.

The name of the security, the number of shares, and the principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Interest when the person became an Access Person;

2.

The name of any broker, dealer, or bank with whom the Access Person maintained an account in which any securities are held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.	The date the report is submitted.

The CD will review all Initial Holdings Reports in an effort to monitor potential conflicts of interest and to understand the full nature of the Access Person’s current holdings.

C. Annual Holdings Reports

Annually, on a date determined by the CD, Access Persons shall deliver to the CD, a listing of Covered Securities in which the Access Person has a Beneficial Interest that must be current as of a date no more than 45 days before the report is submitted.

The report shall include the following:

1.	The name of the security, the number of shares, and the principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Interest;

2.	The name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

3.	The date the report is submitted.

The CD will review all Annual Holdings Reports in an effort to monitor potential conflicts of interest and to understand the full nature of the Access Person’s current holdings.

8. RESTRICTED SECURITIES LIST

The CD maintains a Restricted Security List (the “Restricted List”) which includes all securities where a Supervised Person has, or is in a position to receive, material non-public information about a company, such as information about a company’s earnings or dividends, as a result of a special relationship between Boston Partners or a Supervised Person and the company.

If a Supervised Person knows or believes they have material, non-public information, they must immediately notify Legal or the CD. The decision whether to place a security on the Restricted List and the amount of time a security will remain on the Restricted List is made by Legal.

If it is determined that the Supervised Person is in possession of material, non-public information, the CD will establish a “Protective Wall” around the Supervised Person, to the extent reasonably possible. In order to avoid inadvertently imposing greater restrictions on trading than are necessary, a Supervised Person may not discuss this information with anyone without the approval of Legal.

In addition, Supervised Persons having access to the Restricted List are to be reminded that the securities on the list are confidential and proprietary and should not be disclosed to anyone without the prior approval of Legal.

When an order is received from a Supervised Persons in a security on the Restricted List, the Preclearance System will automatically flag the transaction. The CD maintains procedures for adding securities to the Restricted List as well as monitoring and removal of those securities from the list.

9. ACTIVITY REVIEW

Supervised Persons are expected to devote their full time and attention to their work responsibilities. Boston Partners may take steps to curtail an individual’s trading activity if, in the judgment of the appropriate department manager or the CD, the Supervised Person’s trading activity is having or may have an adverse impact on their job performance.

G. INSIDER TRADING AND MATERIAL NON-PUBLIC INFORMATION

Boston Partners has developed the following policies to monitor, restrict if necessary, and educate Supervised Persons with respect to acquiring and investing when in possession of material, nonpublic information.

Insider trading is generally defined as purchasing or selling securities while in the possession of material, non-public information in violation of a duty not to trade. However, if no duty exists, it is permissible to trade when in possession of this information. The question of duty is complex and depends on facts and circumstances. Situations which could require a fiduciary duty not to act include but are not limited to: information gained directly from corporate insiders or temporary insiders (i.e. officers, directors and employees of a company), information gained from participation on formal or informal creditors’ committees, and information prohibited from disclosure by confidentiality agreements. Additionally, a misappropriation theory exists whereby an individual who possesses inside information would be prohibited from trading on such information if they are found to owe a duty to a third party and not the corporation whose securities are being traded. You must refer any questions to Legal for a correct interpretation if you believe you may be in possession of material non-public information.

1. What is Material Information?

There is no statutory definition of material information. Information an investor would find useful in deciding whether or when to buy or sell a security is generally material. In most instances, any non-public information that, if announced, could affect the price of the security should be considered to be material information. If you are not sure whether non-public information is material, you must consult Legal.

2. What is Non-public Information?

Non-public information is information that is not generally available to the investing public. Information is public if it is generally available through the media or disclosed in public documents such as corporate filings with the SEC. If it is disclosed in a national business or financial wire service (such as Dow Jones or Bloomberg), in a national news service (such as AP or Reuters), in a newspaper, magazine, on the television, on the radio or in a publicly disseminated disclosure